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                       OIL-DRI TO RESTATE PRIOR QUARTERS,
                    REVISES EARNINGS ESTIMATE FOR FISCAL 2000


                                    Immediate                   Kelly McGrail
                                                                 312/706-3281


       Chicago -- July 24, 2000 -- Oil-Dri Corporation of America (NYSE:ODC) announced today that reported financial results for each of the first three quarters of its fiscal year ending July 31, 2000, will be restated, reducing income by $0.23 per fully diluted share for the nine months ended April 30, 2000.

       At senior management's request, Oil-Dri's auditors and counsel have reviewed certain accounting matters and reported the results of their review to the Audit Committee of the Board of Directors. The report indicated that the company had not recognized the impact on pricing and promotional allowances caused when a customer changed from buying directly from Oil-Dri to purchasing through wholesalers. This required reduction of revenues by $624,000 in the second quarter and $176,000 in the third quarter. Additionally, a review of trade spending showed that the company's accruals for marketing expenses should be increased, resulting in increased expenses of $350,000 for each of the quarters, a total of $1,050,000 for the nine-month period.

       As a result, fully diluted earnings per share have been reduced by $0.04 in the first quarter ended October 31, 1999, $0.12 in the second quarter ended January 31, 2000, and $0.07 in the third quarter ended April 30, 2000.

       The company intends to file amended quarterly statements with the Securities and Exchange Commission.

       "I am very disappointed in the need to restate our earnings," said Dan Jaffee, President and Chief Executive Officer. "However, we believe that the control and accounting issues related to these matters have now been dealt with at all levels. With the restatement and the external cost pressures we continue to experience, we anticipate that earnings for the year will be between $0.47 and $0.57 per fully diluted share before the $0.15 pre-tax charge taken in the second quarter.

       "Revenues in the first two months of the fourth quarter have been strong," continued Jaffee. "We have taken aggressive steps to improve our efficiencies and lower our costs, and while these initiatives have not been able to completely offset dramatic cost increases in fiscal 2000, we anticipate that they will help improve profitability in the new fiscal year, beginning August 1, 2000."

       This release contains certain forward-looking statements regarding the company's expected performance for future periods and actual results for such periods may materially differ. Such forward-looking statements are subject to uncertainties, which include, but are not limited to, competitive factors in the consumer market; the level of success of new products; changes in planting activity and overall agricultural demand; changes in market conditions and the overall economy, and other factors detailed from time to time in the company's annual report and other reports filed with the Securities and Exchange Commission.

       Oil-Dri Corporation of America is the world's largest manufacturer of cat litter and a leading supplier of specialty products for industrial, automotive, agricultural and fluids purification markets. Visit WWW.OILDRI.COM for news releases and company information.

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